EXHIBIT 10.10

                              AMENDED AND RESTATED
                               SERVICES AGREEMENT

         This Amended and Restated Services Agreement (the "Agreement") is made and entered into as of the 19th day of May, 2005, by and between TERRA INSIGHT CORPORATION, a Delaware corporation ("TIC"), and THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH, a Liechtenstein establishment (the "INSTITUTE"). This Agreement amends and restates the Service Agreement dated as of January 7, 2005 between the parties.

         WHEREAS, the INSTITUTE is in the business of developing, using, and licensing others to use, and is the developer and owner of certain technology and know-how used in the surveying, mapping, detection, and reporting of natural resources of the Earth (the "Mapping Technology");

         WHEREAS, TIC is in the business of providing services and products in connection with the identification, location, exploration and recovery of deposits of natural resources ("TIC Services"); and

         WHEREAS, the INSTITUTE licensed all of its commercial Mapping Technology to TIC;

         WHEREAS, the INSTITUTE agreed to provide related commercial services in the use of the Mapping Technology;

         NOW THEREFORE, for good and valuable consideration and on the promises and premises set forth below, the parties agree as follows:

         1. GENERAL DESCRIPTION OF OBJECTIVES AND SCOPE OF SERVICE. TIC hereby engages INSTITUTE as an independent contractor, and not as an employee or agent of TIC, to provide to TIC the services, as hereinafter set forth in greater detail and within guidelines established by TIC and INSTITUTE. INSTITUTE is not granted any right or authority to assume or create any obligation or liability, express or implied, on behalf of TIC or in its name, or to accept service of process in any action on its behalf or in its name, or to bind TIC in any manner or form whatsoever.

                  TIC hereby retains INSTITUTE to perform such consulting and advisory services (the "Services") requested by TIC for the Term of this Agreement. The Services shall include suggestions of locations, detection, assessments, prognoses, determinations, analysis, surveys, diagrams, modeling, mapping and recommendations related to the utilization of the Mapping Technology, preparation of reports of results of the Services, and interpretation of results of uses of the Mapping Technology and of workings of the Mapping Technology. INSTITUTE agrees to perform for TIC the Services, including preparation of any documentation related thereto. INSTITUTE further agrees to perform the Services in a good workmanlike and timely manner. All Services requested by TIC shall be performed by personnel of INSTITUTE that are reasonably acceptable to TIC. INSTITUTE shall devote such time and efforts as are reasonably consistent with the needs of TIC, and will devote such time as TIC reasonably requests and requires. Notwithstanding anything to the contrary herein, TIC shall own all of the work product of the Services.

         2. TERM OF AGREEMENT. The term of the Agreement shall be for a period of thirty (30) years (the "Term") commencing with the date of this Agreement, unless earlier termination pursuant to the termination of the Technology License Agreement entered into by the parties as of even date. The Term shall automatically renew for another thirty year period unless terminated by either party in writing within ninety (90) days before the end of the initial thirty year term unless sooner terminated in accordance with the termination of the Technology License Agreement.


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         3. PAYMENTS. (a) TIC shall pay INSTITUTE fees for the Services at
INSTITUTE's cost. Prior to commencement of the requested Services, INSTITUTE shall provide an estimate of the anticipated total fees. For certain Services, INSTITUTE shall be entitled to up to a 10% markup upon its cost, as may be agreed upon by the parties. Within ten days after the end of each calendar month, for each requested Service, INSTITUTE shall furnish to TIC a statement, in form acceptable to TIC, certified by an authorized officer of INSTUTE, setting forth the amount of fees payable to INSTITUTE. TIC shall pay such fees on a quarterly basis or as otherwise agreed by the parties. The minimum fees per year for the Services shall be $500,000. Until such time as TIC has revenues of at least $10,000,000 in a calendar year, or such time as the market capitalization for TIC exceeds $100,000,000, 83.334% of the license fees paid by TIC to the INSTITUTE pursuant to the Technology License Agreement shall be credited against the cost for Services. Notwithstanding the above, in any calendar year in which TIC has revenues of less than $6,000,000, the minimum services fees per year of $500,000 shall be credited against the annual license fee of $600,000. Commencing in years after calendar year 2006, the minimum services fees per year shall increase annually by the lesser of (i) four percent (4%) or (ii) the percentage increase of the New York Consumer Price Index using 2005 as the base year.

                  (b) To the extent reasonably feasible, TIC agrees to use its best efforts to assist INSTITUTE in obtaining credit, or access to credit facilities, bank loans or similar funding, or to provide such direct loans or other appropriate funding as may be reasonably required, on normal commercial terms, to facilitate acquisitions or expansion of Institute service capabilities and technology enhancements, provided that TIC, in its discretion, determines that such proposed transaction(s) will benefit TIC or enhance the provision of services to TIC by INSTITUTE.

         4. CONFIDENTIAL INFORMATION. For purposes of this Agreement, "Confidential Information" shall mean any information obtained by INSTITUTE from, or disclosed to INSTITUTE by TIC which relates to the past, present or future research, development and business activities of TIC (or TIC's affiliated companies), and to any of the intellectual property related thereto, to any intellectual property developed by INSTITUTE, heretofore or hereafter, or that is previously known to INSTITUTE or is publicly disclosed by TIC either prior or subsequent to INSTITUTE's receipt of such Confidential Information. INSTITUTE shall hold all such receipt of such information in trust and confidence for TIC for an infinite period, and, except as may be authorized by TIC in writing, INSTITUTE shall not disclose to any person, firm or enterprise, or use for his benefit, any such confidential information. Upon termination or expiration of this Agreement, INSTITUTE shall deliver to TIC all items in its possession, which may contain any such confidential information.

         5. COVENANT NOT TO COMPETE. During the term of this Agreement, INSTITUTE will not, within any jurisdiction in which INSTITUTE or any affiliate conducts its business operations, act in any way materially competing with TIC, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by TIC.

         6. TERMINATION. In the event of termination of this Agreement, absent INSTITUTE's material breach, TIC will provide four (4) weeks' notice of termination. In the event TIC fails to provide a four (4) week notice of termination, TIC will be obligated to pay a termination fee equal to 8.33% of the prior calendar year's payments to the INSTITUTE by TIC. Termination of this Agreement shall not relieve any obligations pursuant to the License Agreement. The License Agreement shall survive the termination of this Agreement.


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         7. ASSIGNABILITY. Neither party shall not assign any right or interest in this Agreement without the prior written approval of the other party.

         8. WAIVER. A waiver of any breach or default under this Agreement shall not constitute a waiver of any other right for subsequent breach or default. Failure to enforce any term of this Agreement shall not constitute a waiver of any rights to enforce subsequent breaches.

         9. SEVERABILITY. If any provision of this Agreement is declared void, or otherwise unenforceable, that provision shall be deemed to have been severed from this Agreement, which shall otherwise remain in full force and effect.

         10. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by certified mail, overnight courier, or facsimile (followed by prompt transmission of the original of such notice by any of the foregoing means), in each case proper postage or other charges pre-paid and addressed as set forth below:

If to TIC:
Attn.:  Roman Rozenberg
Terra Insight Corporation.
99 Park Avenue, 16th Floor
New York, New York 10016
Fax: 212-808-4155

With a copy (which shall not constitute notice) to:
Dan Brecher, Esq.
Law Offices of Dan Brecher
99 Park Avenue, 16th Floor
New York, New York 10016
Fax: 212-808-4155

If to INSTITUTE:
THE INSTITUTE OF GEOINFORMATIONAL ANALYSIS OF THE EARTH
c/o Ivan Railyan
8-27 M. Ulyanovoi Street
Moscow, Russia
Fax: +7 095 9565261

Such notice shall be deemed given when actually received. Any party may change the address for notices by service of notice to the other as herein provided.

         11. ENTIRE AGREEMENT. This Agreement, together with the License Agreement, including the exhibits annexed thereto, represent the entire agreement between the parties and supersede any previous contemporaneous oral or written agreements, commitments, representations or communications regarding the subject matter of this Agreement. Any modification to this Agreement must be in writing and signed by a duly authorized agent of both parties.


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         12. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13. GOVERNING LAW. This Agreement shall be governed for all purposes by the laws of the State of New York without regard to conflict of laws principles. The parties expressly agree to jurisdiction of the state and federal courts located in the City, County and State of New York. The parties irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of certified mail, return receipt requested, or overnight courier, in care of the address set forth herein or such other address as provided for in accordance with this Agreement.

                            [signature page follows]


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AGREED TO AND ENTERED INTO BY AND BETWEEN THE PARTIES AS OF THE EFFECTIVE DATE
SET FORTH ABOVE.

TERRA INSIGHT CORPORATION               THE INSTITUTE OF GEOINFORMATIONAL
                                        ANALYSIS OF THE EARTH


By:      /s/ Roman Rozenberg            By:      /s/ Ivan Railyan
   --------------------------------        ----------------------------------
         Roman Rozenberg                         Ivan Railyan
         Chief Executive Officer                 Authorized Signatory

Date:  May 19, 2005                     Date:  May 19, 2005


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